EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd.’s Unconsolidated Joint Venture, PennantPark Senior Secured Loan Fund I LLC Completes the Refinancing of $300.7 Million CLO, Marking Continued Support of PennantPark’s Middle Market CLO Platform

MIAMI, May 21, 2024 (GLOBE NEWSWIRE) -- PennantPark Floating Rate Capital Ltd. (the “Company”) (NYSE: PFLT) today announced that PennantPark Senior Secured Loan Fund I LLC (“PSSL”) through PSSL’s wholly-owned and consolidated subsidiary, PennantPark CLO II, Ltd (“CLO II”) has closed the refinancing of a four-year reinvestment period, twelve-year final maturity $300.7 million debt securitization in the form of a collateralized loan obligation (“CLO”).

The debt issued in the CLO (the “Debt”) is structured in the following manner:

Class	Par Amount ($ in millions)	% of Capital Structure	Coupon	Expected Rating (S&P)	Issuance Price
A-1-R Loans	$103,000,000	34.3%	3 Mo SOFR + 1.93%	AAA	100.0%
A-1-R Notes	71,000,000	23.6%	3 Mo SOFR + 1.93%	AAA	100.0%
A-2-R Notes	5,000,000	1.7%	3 Mo SOFR + 2.20%	AAA	100.0%
B-R Notes	25,000,000	8.3%	3 Mo SOFR + 2.35%	AA	100.0%
C-R Notes	24,000,000	8.0%	3 Mo SOFR + 3.10%	A	100.0%
D-R Notes	18,000,000	6.0%	3 Mo SOFR + 4.95%	BBB-	100.0%
E-R Notes	18,000,000	6.0%	3 Mo SOFR + 7.50%	BB-	N/A
Preferred Shares	36,700,000	12.1%	N/A	NR	N/A
Total	$300,700,000

“Our track record and high quality loan portfolio have combined to create a market-leading cost of capital for our platform and a lower cost of debt capital for PFLT and PSSL,” said Arthur Penn, Chief Executive Officer. “We are particularly pleased to enhance the strong capital position of our platform and to participate in today’s excellent vintage of opportunities. PennantPark currently manages approximately $2.8 billion in CLO middle market assets, and we look forward to continued growth with the support of our current and new investors.”

PSSL will continue to retain the Preferred Shares and Class E-R Notes through a consolidated subsidiary. The maturity of the replacement Debt is now extended to April 2036. The replacement Debt is expected to be approximately 100% funded at close. In addition, PSSL continues to act as retention holder in the transaction to retain exposure to the performance of the securitized assets. Capital One Securities, Inc. acted as the Initial Purchaser and Lead Placement Agent, and GreensLedge Capital Markets LLC acted as Co Placement Agent on the CLO refinancing transaction.

The notes offered as part of the term debt securitization have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” laws, and may not be offered or sold in the United States absent registration under Section 5 of the Securities Act or an applicable exemption from such registration requirements. The CLO is a form of secured financing incurred and consolidated by PSSL. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle market private companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK SENIOR SECURED LOAN FUND I LLC

PennantPark Senior Secured Loan Fund I LLC, is a joint venture between PennantPark Floating Rate Capital Ltd. and a subsidiary of Kemper Corporation (NYSE: KMPR), Trinity Universal Insurance Company, and primarily invests in U.S. middle market companies whose debt is rated below investment grade.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark is a leading middle market credit platform, managing approximately $7.5 billion of investable capital, including available leverage. Since its inception in 2007, PennantPark has provided investors access to middle market credit by offering private equity firms and their portfolio companies as well as other middle market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark is headquartered in Miami, and has offices in New York, Chicago, Houston, Los Angeles and Amsterdam.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports PennantPark Floating Rate Capital Ltd. files under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

CONTACT:
Richard T. Allorto, Jr.
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com